Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 2, 2006 relating to the consolidated balance sheet of American Physicians Services Group and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows and the related financial statement schedule for the year ended December 31, 2005, which are contained in that Prospectus which is part of this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO Seidman, LLP

Houston, Texas

October 16, 2006